Exhibit 10.1
ACKNOWLEDGMENT AND MUTUAL AGREEMENT

This Acknowledgment and Mutual Agreement (“Acknowledgment”) is entered into by and between Kevin Richardson, II (“Richardson”) and SANUWAVE Health, Inc. (“SANUWAVE” together with its affiliates, the “Company”), effective as of November 12, 2024 (“Effective Date”).

BACKGROUND

A.Richardson and SANUWAVE entered into a Transition and Separation Agreement effective as of May 23, 2023 (together with its exhibits, the “Transition Agreement”).

B.Following the parties’ execution of the Transition Agreement, and in accordance with the terms of the Transition Agreement, Richardson provided transitional services to the Company, following which his employment with the Company ended as of May 23, 2024.

C.The parties have agreed to conclude their relationship amicably and to confirm certain details regarding Richardson’s separation from the Company.

The parties, therefore, agree as follows:

1.    Option Grant. The Company has granted Richardson 66,667 options (equivalent to 25,000,125 shares of pre reverse split stock) (the “Options”), as approved by the Board of Directors of SANUWAVE (the “Board”), which shall be subject to the terms of the applicable option agreement (“Option Agreement” and Amendment thereto (the “Amendment”)), forms of which are attached hereto as Exhibit A. The Options shall be fully vested as of the date hereof and shall remain valid through their standard 10-year term per the Option Agreement.

2.    Full and Final Payment. Richardson hereby acknowledges and confirms that the Options constitute his full and final payment from the Company, and he has been fully paid by the Company for all compensation and benefits he earned during his employment and Board representation with the Company and any other services provided to the Company through the date hereof, including without limitation all wages, salary, incentive compensation, equity entitlements, bonuses, commissions, accrued paid time off and/or vacation due to him whether as an employee or Board member through and including the date hereof. Richardson agrees that, other than the Options, the Company does not owe to Richardson any other payments or entitlements of any kind whether for his service as an employee, Board member, or in any other capacity.

3.    Board Resignation. In furtherance of the amicable conclusion of the relationship between the parties, Richardson hereby resigns on the date hereof from the Board and contemporaneous with the signing of this Acknowledgment and complete execution of the

Option Agreement and the Amendment, is signing the resignation letter attached hereto as Exhibit B.

4.    Mutual Non-Disparagement. Each of Richardson and the Company (which for the purposes of this Agreement, is limited to the Company’s senior executive team, Board, human resources department and any Company employee, agent or representative who the Company expressly authorizes in writing to speak with respect to Mr. Richardson and his engagement with and work for the Company) agree that it and he will not make, either itself or through an agent, any oral or written statements or omissions that are or reasonably could be interpreted to be disparaging or defamatory concerning the other (including its employees and directors, or any related entities) to anyone other than in private and privileged conversations with his or its legal advisor, spouse, or tax advisor, or as required by law or administrative agency process, including, but not limited to, statements about business practices, the activities of employees and directors, financial status, business or marketing plans, and events in the workplace. This prohibition includes but is not limited to making statements on social media and/or other media in any forum, and whether or not signed by or acknowledged as authored by the party. Notwithstanding any language above to the contrary, nothing in this Acknowledgment is intended to, and does not, interfere with either party’s rights under federal, state or local laws to file a charge of discrimination with the Equal Employment Opportunity Commission or any similar state or local administrative agency, to participate in any investigation or proceeding conducted by any governmental agency, or to provide truthful in response to any subpoena or other legal process.

5.    Entire Agreement. Richardson and the Company acknowledge that this Acknowledgment represents the full agreement and understanding between the Company and Richardson related to the subject matter herein and supersedes any prior understandings and agreements between Richardson and the Company related to that subject matter; provided however, nothing in this Acknowledgment shall supersede or replace any ongoing commitments of the parties under the Transition Agreement.

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Dated: November 12, 2024	/s/ Kevin Richardson, II
Kevin Richardson, II

Dated: November 12, 2024	SANUWAVE HEALTH, INC.

/s/ Morgan C. Frank
By: Morgan C. Frank

Its: Chief Executive Officer

EXHIBIT A

Form of Option Agreement and Amendment

EXHIBIT B

Letter of Resignation

November 12, 2024

To:     SANUWAVE Health, Inc. (the “Company”)

    Re:    Resignation from the Board of Directors

To Whom It May Concern:

    Please be advised that I hereby resign from the Board of Directors of the Company, effective as of the date set forth above.

Signed:

Printed:

Kevin Richardson, II